Exhibit 4.15
PREFERRED SECURITIES GUARANTEE AGREEMENT
METLIFE CAPITAL TRUST V
DATED AS OF                     , 200

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		Page
ARTICLE VI
	SUBORDINATION	15

ARTICLE VII
	TERMINATION	15

ARTICLE VIII
	INDEMNIFICATION	15
SECTION 8.1	Exculpation	15
SECTION 8.2	Indemnification	16

ARTICLE IX
	MISCELLANEOUS	17
SECTION 9.1	Successors and Assigns	17
SECTION 9.2	Amendments	17
SECTION 9.3	Notices	17
SECTION 9.4	Benefit	18
SECTION 9.5	Governing Law	18

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PREFERRED SECURITIES GUARANTEE AGREEMENT
     This GUARANTEE AGREEMENT (the “Preferred Securities Guarantee”), dated as of                     , 200    is executed and delivered by MetLife, Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Trust Company, N.A., as trustee (the “Preferred Securities Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of MetLife Capital Trust V, a Delaware statutory trust (the “Issuer”).
     WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the “Declaration”), dated as of                     , 200    among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the date hereof                      preferred securities, liquidation amount $                     per preferred security, having an aggregate liquidation amount of $                    , designated the           % Preferred Securities (the “Preferred Securities”);
     WHEREAS, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and
     WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the “Common Securities Guarantee”) in substantially identical terms to this Preferred Securities Guarantee for the benefit of the holders of the Common Securities (as defined herein), except that if an event of default under the Indenture (as defined herein), has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments under the Common Securities Guarantee are subordinated to the rights of Holders to receive Guarantee Payments under this Preferred Securities Guarantee.
     NOW, THEREFORE, in consideration of the purchase by each Holder, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     In this Preferred Securities Guarantee, unless the context otherwise requires:
     (a) capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Article I;

     (b) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;
     (c) all references to “the Preferred Securities Guarantee” or “this Preferred Securities Guarantee” are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;
     (d) all references in this Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Preferred Securities Guarantee, unless otherwise specified;
     (e) a term defined in the Trust Indenture Act has the same meaning when used in this Preferred Securities Guarantee, unless otherwise defined in this Preferred Securities Guarantee or unless the context otherwise requires; and
     (f) a reference to the singular includes the plural and vice versa.
     “Affiliate” has the same meaning as given in the Indenture.
     “Authorized Officer” of a Person means any Person that is authorized to bind such Person.
     “Business Day” means any day that is not a Saturday, Sunday or day on which banking institutions and trust companies in The City of New York are authorized or required by law, regulation or executive order to close.
     “Common Securities” means the securities representing common undivided beneficial interests in the assets of the Issuer.
     “Corporate Trust Office” means the designated office of the Preferred Securities Guarantee Trustee at which the corporate trust business of the Preferred Securities Guarantee Trustee shall, at any particular time, be administered, which office at the date of execution of this Agreement is located at The Bank of New York Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Corporate Trust Administration.
     “Covered Person” means any Holder or beneficial owner of Preferred Securities.
     “Debenture Issuer” means the Guarantor in its capacity as the issuer of the Debentures.
     “Debentures” means the series of debentures of the Guarantor designated [                         ] held by the Property Trustee (as defined in the Declaration) of the Issuer.

     “Direction” by a person means a written direction signed: (a) if the Person is a natural person, by that Person; or (b) in any other case in the name of such Person by one or more Authorized Officers of that Person.
     “Distribution” has the same meaning as given in the Declaration.
     “Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Preferred Securities Guarantee.
     “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by the Issuer:
          (i) any accrued and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Preferred Securities to the extent the issuer shall have funds available therefor;
          (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of Debentures to the Holders in exchange for Preferred Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount of such Preferred Securities plus all accrued and unpaid Distributions on such Preferred Securities to and including the date of payment, to the extent the Issuer shall have funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (amounts in clause (a) or (b), the “Liquidation Distribution”); and
          (iii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the “Redemption Price”) to the extent the Issuer has funds available therefor, with respect to any Preferred Securities called for redemption by the Issuer.
          If an event of default under the Indenture has occurred and is continuing, the rights of holders of the Common Securities to receive payments under the Common Securities Guarantee Agreement are subordinated to the rights of Holders to receive Guarantee Payments.
     “Holder” shall mean any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any Affiliate of the Guarantor.
     “Indemnified Person” means the Preferred Securities Guarantee Trustee including in its individual capacity, any Affiliate of the Preferred Securities Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Preferred Securities Guarantee Trustee.
     “Indenture” has the same meaning as given in the Declaration.
     “Majority in liquidation amount of the Preferred Securities” means, except as provided by the Trust Indenture Act, a vote by Holders of Preferred Securities, voting separately as a class, of more than 50% of the aggregate liquidation amount (including the stated amount that would be paid on liquidation or otherwise) of all Preferred Securities.
     “Officer’s Certificate” means, with respect to any Person, a certificate signed by one Authorized Officer of such Person. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Preferred Securities Guarantee shall include:
          (a) a statement that the officer signing the Officer’s Certificate has read the covenant or condition and the definition relating thereto;
          (b) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officer’s Certificate;
          (c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and
          (d) a statement as to whether or not, in the opinion of such officer, such condition or covenant has been complied with.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association or government or any agency or political subdivision thereof, or any other entity of whatever nature.
     “Preferred Securities Guarantee Trustee” means The Bank of New York Trust Company, N.A., until a Successor Preferred Securities Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Preferred Securities Guarantee, and thereafter means each such Successor Preferred Securities Guarantee Trustee.
     “Responsible Officer” means, when used with respect to the Preferred Securities Guarantee Trustee, any officer within the corporate trust department of the Preferred Securities Guarantee Trustee (or any successor of the Preferred Securities Guarantee Trustee), including any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer or any other officer of the Preferred Securities Guarantee Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Preferred Securities Guarantee.
     “Successor Preferred Securities Guarantee Trustee” means a successor Preferred Securities Guarantee Trustee possessing the qualifications to act as Preferred Securities Guarantee Trustee under Section 4.1.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
ARTICLE II
TRUST INDENTURE ACT
SECTION 2.1 Trust Indenture Act: Application
     (a) This Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and
     (b) If and to the extent that any provision of this Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.
SECTION 2.2 List of Holders of Securities
     (a) The Guarantor shall provide the Preferred Securities Guarantee Trustee with a list, in such form as the Preferred Securities Guarantee Trustee may reasonably require, of the names and addresses of the Holders (“List of Holders”) as of such date, (i) within 15 days after each record date for payment of Distributions, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 15 days before such List of Holders is given to the Preferred Securities Guarantee Trustee, provided that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Preferred Securities Guarantee Trustee by the Guarantor. The Preferred Securities Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.
     (b) The Preferred Securities Guarantee Trustee shall comply with its obligations under Section 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.
SECTION 2.3 Reports by the Preferred Securities Guarantee Trustee
     Within 60 days after [ ] of each year, commencing [ ], the Preferred Securities Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Preferred Securities Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.
SECTION 2.4 Periodic Reports to Preferred Securities Guarantee Trustee
     The Guarantor shall provide to the Preferred Securities Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Preferred Securities Guarantee Trustee is for informational purposes only and the Preferred Securities Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Preferred Securities Guarantee Trustee is entitled to rely exclusively on Officer’s Certificates).
SECTION 2.5 Evidence of Compliance with Conditions Precedent
     The Guarantor shall provide to the Preferred Securities Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officer’s Certificate.
SECTION 2.6 Events of Default; Waiver
     The Holders of a Majority in liquidation amount of Preferred Securities may, by vote, on behalf of all Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
SECTION 2.7 Event of Default; Notice
     (a) The Preferred Securities Guarantee Trustee shall, within 90 days after a Responsible Officer of the Preferred Securities Guarantee Trustee obtains actual knowledge of the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all such Events of Default actually known to such Responsible Officer of the Preferred Securities Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Preferred Securities Guarantee Trustee shall be protected in withholding such notice if and so long as a

Responsible Officer of the Preferred Securities Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
     (b) The Preferred Securities Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Preferred Securities Guarantee Trustee shall have received written notice thereof, or a Responsible Officer of the Preferred Securities Guarantee Trustee charged with the administration of the Declaration shall have obtained actual knowledge thereof.
SECTION 2.8 Conflicting Interests
     The Declaration and the Indenture shall be deemed to be specifically described in this Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
ARTICLE III
POWERS, DUTIES AND RIGHTS OF
PREFERRED SECURITIES GUARANTEE TRUSTEE
SECTION 3.1 Powers and Duties of the Preferred Securities Guarantee Trustee
     (a) This Preferred Securities Guarantee shall be held by the Preferred Securities Guarantee Trustee for the benefit of the Holders, and the Preferred Securities Guarantee Trustee shall not transfer this Preferred Securities Guarantee to any Person except a Holder exercising his or her rights pursuant to Section 5.4(b) or to a Successor Preferred Securities Guarantee Trustee on acceptance by such Successor Preferred Securities Guarantee Trustee of its appointment to act as Successor Preferred Securities Guarantee Trustee. The right, title and interest of the Preferred Securities Guarantee Trustee shall automatically vest in any Successor Preferred Securities Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Preferred Securities Guarantee Trustee.
     (b) If an Event of Default actually known to a Responsible Officer of the Preferred Securities Guarantee Trustee has occurred and is continuing, the Preferred Securities Guarantee Trustee shall enforce this Preferred Securities Guarantee for the benefit of the Holders.
     (c) The Preferred Securities Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Preferred Securities Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Preferred Securities

Guarantee Trustee, the Preferred Securities Guarantee Trustee shall exercise such of the rights and powers vested in it by this Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     (d) No provision of this Preferred Securities Guarantee shall be construed to relieve the Preferred Securities Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, its own bad faith or its own willful misconduct, except that:
          (i) prior to the occurrence of any Event of Default and after the curing or waiving of such Events of Default that may have occurred:
               (A) the duties and obligations of the Preferred Securities Guarantee Trustee shall be determined solely by the express provisions of this Preferred Securities Guarantee, and the Preferred Securities Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Preferred Securities Guarantee Trustee; and
               (B) in the absence of bad faith on the part of the Preferred Securities Guarantee Trustee, the Preferred Securities Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Preferred Securities Guarantee Trustee and conforming to the requirements of this Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Preferred Securities Guarantee Trustee, the Preferred Securities Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Preferred Securities Guarantee;
          (ii) the Preferred Securities Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Preferred Securities Guarantee Trustee, unless it shall be proved that the Preferred Securities Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
          (iii) the Preferred Securities Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee, or exercising any trust or power conferred upon the Preferred Securities Guarantee Trustee under this Preferred Securities Guarantee; and

          (iv) no provision of this Preferred Securities Guarantee shall require the Preferred Securities Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Preferred Securities Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Preferred Securities Guarantee or if indemnity reasonably satisfactory to the Preferred Securities Guarantee Trustee against such risk or liability is not reasonably assured to it.
SECTION 3.2 Certain Rights of Preferred Securities Guarantee Trustee
     (a) Subject to the provisions of Section 3.1:
          (i) The Preferred Securities Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.
          (ii) Any direction or act of the Guarantor contemplated by this Preferred Securities Guarantee shall be sufficiently evidenced by a Direction or an Officer’s Certificate.
          (iii) Whenever, in the administration of this Preferred Securities Guarantee, the Preferred Securities Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Preferred Securities Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of negligence, bad faith or willful misconduct on its part, request and conclusively rely upon an Officer’s Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.
          (iv) The Preferred Securities Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or reregistration thereof).
          (v) The Preferred Securities Guarantee Trustee may consult with competent legal counsel of its selection, and the advice or written opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Preferred Securities Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Preferred Securities Guarantee from any court of competent jurisdiction.

          (vi) The Preferred Securities Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Preferred Securities Guarantee Trustee such security and indemnity, reasonably satisfactory to the Preferred Securities Guarantee Trustee, against the reasonable costs, expenses (including reasonable attorneys’ fees and reasonable expenses and the expenses of the Preferred Securities Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Preferred Securities Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Preferred Securities Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Preferred Securities Guarantee.
          (vii) The Preferred Securities Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Preferred Securities Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
          (viii) The Preferred Securities Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Preferred Securities Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
          (ix) Any action taken by the Preferred Securities Guarantee Trustee or its agents hereunder shall bind the Holders, and the signature of the Preferred Securities Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Preferred Securities Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Preferred Securities Guarantee Trustee’s or its agent’s taking such action.
          (x) Whenever in the administration of this Preferred Securities Guarantee the Preferred Securities Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Preferred Securities Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

          (xi) The Preferred Securities Guarantee Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Preferred Securities Guarantee.
     (b) No provision of this Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Preferred Securities Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Preferred Securities Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Preferred Securities Guarantee Trustee shall be construed to be a duty.
SECTION 3.3 Not Responsible for Recitals or Issuance of Guarantee
     The recitals contained in this Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Preferred Securities Guarantee Trustee does not assume any responsibility for their correctness. The Preferred Securities Guarantee Trustee makes no representation as to the validity or sufficiency of this Preferred Securities Guarantee.
ARTICLE IV
PREFERRED SECURITIES GUARANTEE TRUSTEE
SECTION 4.1 Preferred Securities Guarantee Trustee; Eligibility
     (a) There shall at all times be a Preferred Securities Guarantee Trustee which shall:
          (i) not be an Affiliate of the Guarantor; and
          (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as a Property Trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1 (a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

     (b) If at any time the Preferred Securities Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Preferred Securities Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).
     (c) If the Preferred Securities Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Preferred Securities Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.
SECTION 4.2 Appointment, Removal and Resignation of Preferred Securities Guarantee Trustees
     (a) Subject to Section 4.2(b), the Preferred Securities Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.
     (b) The Preferred Securities Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Preferred Securities Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Preferred Securities Guarantee Trustee and delivered to the Guarantor.
     (c) The Preferred Securities Guarantee Trustee appointed to office shall hold office until a Successor Preferred Securities Guarantee Trustee shall have been appointed or until its removal or resignation. The Preferred Securities Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Preferred Securities Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Preferred Securities Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Preferred Securities Guarantee Trustee and delivered to the Guarantor and the resigning Preferred Securities Guarantee Trustee.
     (d) If no Successor Preferred Securities Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after the Preferred Securities Guarantee Trustee has received notice of removal or delivery to the Guarantor of an instrument of resignation, the Preferred Securities Guarantee Trustee being removed or resigning, whichever the case may be, may petition any court of competent jurisdiction for appointment of a Successor Preferred Securities Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Preferred Securities Guarantee Trustee.
     (e) No Preferred Securities Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Preferred Securities Guarantee Trustee.
     (f) Upon termination of this Preferred Securities Guarantee or removal or resignation of the Preferred Securities Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Preferred Securities Guarantee Trustee all amounts due to the

Preferred Securities Guarantee Trustee accrued to the date of such termination, removal or resignation.
ARTICLE V
GUARANTEE
SECTION 5.1 Guarantee
          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.
SECTION 5.2 Waiver of Notice and Demand
          The Guarantor hereby waives notice of acceptance of this Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
SECTION 5.3 Obligations Not Affected
          The obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;
          (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, or other sum payable that results from the extension of any interest payment period on the Debentures permitted by the Indenture);
          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;
          (e) any invalidity of, or defect or deficiency in, the Preferred Securities;
          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
          There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.
SECTION 5.4 Rights of Holders
          (a) The Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of this Preferred Securities Guarantee or exercising any trust or power conferred upon the Preferred Securities Guarantee Trustee under this Preferred Securities Guarantee.
          (b) If the Preferred Securities Guarantee Trustee fails to enforce this Preferred Securities Guarantee, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Preferred Securities Guarantee, without first instituting a legal proceeding against the Issuer, the Preferred Securities Guarantee Trustee or any other Person. Notwithstanding the foregoing, if the Guarantor has failed to make a Guarantee Payment, a Holder may directly institute a proceeding against the Guarantor for enforcement of the Preferred Securities Guarantee for such payment. The Guarantor waives any right or remedy to require that any action on this Preferred Securities Guarantee be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor.
SECTION 5.5 Guarantee of Payment
          This Preferred Securities Guarantee creates a guarantee of payment and not of collection.
SECTION 5.6 Subrogation
          The Guarantor shall be subrogated to all rights, if any, of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this

Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.
SECTION 5.7 Independent Obligations
          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3.
ARTICLE VI
SUBORDINATION
          This Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, except those obligations or liabilities ranking equal or subordinate to the Preferred Securities Guarantee by their terms, (ii) equally with any other securities, liabilities or obligations that may have equal ranking by their terms, and (iii) senior to the Guarantor’s Common Stock, $0.01 par value.
ARTICLE VII
TERMINATION
          This Preferred Securities Guarantee shall terminate upon (i) the distribution of the Debentures to all Holders, or (ii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.
ARTICLE VIII
INDEMNIFICATION
SECTION 8.1 Exculpation
          (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s negligence, bad faith or willful misconduct with respect to such acts or omissions.
          (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the
Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders might properly be paid.
SECTION 8.2 Indemnification
          (a) To the fullest extent permitted by applicable law, the Guarantor agrees to indemnify and hold harmless each Indemnified Person from and against any and all loss, damage, claim, liability or expense incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Preferred Securities Guarantee and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Preferred Securities Guarantee, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage, claim, liability or expense incurred by such Indemnified Person by reason of negligence, bad faith or willful misconduct with respect to such acts or omissions.
          (b) To the fullest extent permitted by applicable law, reasonable out-of-pocket expenses (including reasonable legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Guarantor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Guarantor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 8.2(a).
          (c) The provisions set forth in this Section 8.2 shall survive the termination of the Preferred Securities Guarantee and any resignation or removal of the Preferred Securities Guarantee Trustee.

ARTICLE IX
MISCELLANEOUS
SECTION 9.1 Successors and Assigns
          All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding.
SECTION 9.2 Amendments
          Except with respect to any changes that do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Preferred Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount of the outstanding Preferred Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders apply to the giving of such approval.
SECTION 9.3 Notices
          All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered by registered or certified mail, as follows:
          (a) If given to the Preferred Securities Guarantee Trustee, at the Preferred Securities Guarantee Trustee’s mailing address set forth below (or such other address as the Preferred Securities Guarantee Trustee may give notice of to the Holders of the Preferred Securities):
The Bank of New York Trust Company, N.A.
2 North LaSalle Street
Suite 1020
Chicago, Illinois 60602
Attn: Corporate Trust Administration
          (b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):
MetLife, Inc.
200 Park Avenue
New York, New York 10166-0188
Attention: Corporate Treasurer
          (c) If given to any Holder, at the address set forth on the books and records of the Issuer.

          All such notices shall be deemed to have been given when received in person, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
SECTION 9.4 Benefit
          This Preferred Securities Guarantee is solely for the benefit of the Holders and, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.
SECTION 9.5 Governing Law
          THIS PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.
          THIS PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.

METLIFE, INC.,
as Guarantor

By:

Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Preferred Securities Guarantee Trustee

By:

Name:
Title: